UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 3, 2014

    AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

     State of Minnesota                                            00-29274                                                    41-1789725
(State or other jurisdiction                                    (Commission File                                           (IRS Employer
of incorporation)                                         Number)                                    Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 3, 2014, the Partnership purchased a 30% interest in a Gander Mountain store in Champaign, Illinois for $2,122,500 from 2006 Prospect Champaign, LLC, an unrelated third party.  The property is leased to Gander Mountain Company under a Lease Agreement with a remaining primary term of 15 years.  The Lease may be renewed by the tenant for up to four consecutive terms of five years each.  The Lease requires an initial annual rent of $167,772 for the 30% interest, which will increase every five years by $5,825.  The Lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property.  The only exceptions are the Partnership is responsible for repairs to the structural components of the building and roof.  The remaining interests in the property were purchased by AEI Accredited Investor Fund V LP and AEI National Income Property Fund VIII LP, affiliates of the Partnership.

The Partnership purchased the property with cash received from the sale of property.  The store was constructed in 1994 and remodeled for Gander Mountain use in 2014.  The store is a 39,457 square foot building situated on approximately 3.5 acres of land.  The freestanding retail store is located at 2006 North Prospect Avenue, Champaign, Illinois.

Gander Mountain Company (“GMC”), headquartered in St. Paul, Minnesota, operates the nation’s largest retail network of stores for hunting, fishing, camping, and marine products and accessories.  Established in 1960, GMC offers a wide assortment of outdoor equipment, firearms, camping supplies, fishing and marine products, rugged outdoor apparel, casual footwear, as well as gunsmith and archery services.  GMC is a fully integrated multi-channel retailer offering retail, catalog and internet sales.  GMC operates 127 retail stores with approximately 6.9 million square feet of retail space in 24 states.  Twin Cities Business Magazine estimates GMC has annual of $1.3 billion and employs 5,800 people.  GMC is a privately held company that has provided the General Partner with audited financial statements for the five years through February 1, 2014. They have requested that this financial information be kept confidential.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2013, the Partnership’s Real Estate Held for Investment would have increased by $2,122,500 and its Current Assets (cash) would have decreased by $2,122,500.

For the year ended December 31, 2013, Income from Continuing Operations would have increased $95,025, representing an increase in rental income of $167,772 and an increase in depreciation and amortization expense of $72,747.  For the three months ended March 31, 2014, Income from Continuing Operations would have increased $23,756, representing an increase in rental income of $41,943 and an increase in depreciation and amortization expense of $18,187.

The net effect of these pro forma adjustments would have caused Net Income to increase from $1,705,255 to $1,800,280 and from $141,850 to $165,606, which would have resulted in Net Income of $78.36 and $7.24 per Limited Partnership Unit outstanding for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – Not Required.  The property acquired represents less than 15% of the total assets of the Partnership as of July 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing General Partner

Date: July 9, 2014	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer